Exhibit 5.7

February 12, 2016

Tempur Sealy International, Inc.

1000 Tempur Way

Lexington, Kentucky 40511

Ladies and Gentlemen:

We have acted as special counsel in the State of North Carolina (the “State”) for SEALY TECHNOLOGY LLC, a North Carolina limited liability company (the “Guarantor”), a subsidiary of Tempur Sealy International, Inc., a Delaware corporation (the “Company”), in connection with that certain registration statement on Form S-4 (the “Registration Statement”) filed by the Company, and certain subsidiaries, including the Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of the Company’s 5.625% Senior Notes due 2023 (the “Exchange Notes”) and the guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by each of the entities listed in the Registration Statement as Guarantors (the “Guarantors”).

Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange in the exchange offer (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of Exchange Notes for a like principal amount of its outstanding 5.625% Senior Notes due 2023 (the “Old Notes”), which have not been registered under the Act, and to exchange the Exchange Note Guarantees for the existing guarantees as to the payment of principal and interest on the Old Notes by certain guarantors. The Exchange Notes and the Exchange Note Guarantees will be registered under the Act as set forth in the Registration Statement and will be issued pursuant to the provisions of an Indenture, dated as of September 24, 2015 (the “Indenture”) among the Company, the subsidiaries of the Company listed on the signature pages thereto, as guarantors and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein, and no opinions are to be inferred or may be implied beyond the opinions expressly as stated.

In rendering the opinions hereinafter set forth, we have reviewed final forms of the following documents (collectively, the “Documents”):

(i)	The Indenture, including the provisions related to the Exchange Note Guarantees;

(ii)	A specimen form of the Exchange Notes;

(iii)	The Articles of Organization of SEALY TECHNOLOGY LLC;

(iv)	The Operating Agreement of SEALY TECHNOLOGY LLC;

(v)	Certain resolutions adopted by the sole Member of the Guarantor appointing a Board of Directors and authorizing such Board of Directors to make decisions with respect to the management of the business and affairs of the Guarantor, certain resolutions adopted by the sole Member and Sole Manager of the Guarantor replacing one of the directors of the Guarantor and certain resolutions adopted by the Board of Directors of the Guarantor relating to the approval of the Opinion Documents and related matters;

(vi)	A Certificate of Existence with respect to Guarantor from the state of North Carolina dated February 8, 2016, a copy of which is delivered with this opinion (the “Certificate of Existence”);

(vii)	Certificate from the Manager of Guarantor with respect to certain factual matters contained therein (the “Manager’s Certificate”).

(viii)	Certificate as to Incumbency and Signatures of Certain Officers.

The documents referenced in items (i) and (ii) above, inclusive, are hereinafter collectively referred to as the “Opinion Documents.” We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Guarantor, certificates of public officials, certificates of officers or representative of the Guarantor and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

For purposes of the opinions expressed below, we have relied, without investigation or independent verification, on each of the following assumptions: (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted as certified or photostatic copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures, (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Opinion Documents, respectively, by the Guarantor, as the case may be), (vi) the person conducting the execution, delivery and performance of the Opinion Documents on behalf of the Guarantor is an officer of the Guarantor pursuant to the Guarantor’s Operating Agreement, and (vii) as to factual matters, the truthfulness of the representations and statements included in the Documents and in the certificates of public officials and officers and representatives of the Guarantor.

“Applicable Laws” means the laws, rules and regulations of the State of North Carolina that in our experience are normally applicable to the Guarantor, the Opinion Documents or transactions of the type contemplated in the Opinion Documents. However, the term “Applicable Laws” expressly does not include the following non-exhaustive list of legal issues or laws or regulations:

(i)	Any state or federal laws, rules or regulations relating to: (A) pollution or protection of the environment; (B) zoning, land use, building or construction; (C) occupational safety and health or other similar matters; (D) labor or employee rights or benefits, including without limitation the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Fair Labor Standards Act, as amended; (E) the regulation of utilities; (F) antitrust and trade regulation; (G) tax; (H) securities, including without limitation federal and state securities laws, rules or regulations and the Investment Company Act of 1940, as amended (the “Investment Company Act”); (I) corrupt practices, including without limitation the Foreign Corrupt Practices Act of 1977, as amended, and the Currency and Foreign Transactions Reporting Act of 1970, as amended; (J) insurance; (K) the Dodd-Frank Wall Street Reform and Consumer Protection Act; (L) copyrights, patents, service marks and trademarks; and (M) receivership or conservatorship; (N) laws, rules and regulations relating to money laundering and terrorist groups (including any requirements imposed under the USA Patriot Act of 2001, as amended);

(ii)	Any laws, rules or regulations of any county, municipality or similar political subdivision or any agency or instrumentality thereof.

(iii)	Any laws, rules or regulations that are applicable to the Guarantor, the Opinion Documents or such transactions solely because such laws, rules or regulations are part of a regulatory regime applicable to any party to the Opinion Documents or any of its affiliates because of the specific assets or business of such other party or such affiliate.

Further, we have considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. Where we have considered it appropriate, as to certain facts we have relied, without investigation or analysis of any underlying data contained therein, upon certificates and oral or written statements and other information or other comparable documents of public officials and officers or other representatives of Guarantor. Further, our conclusions are subject to general principles of public policy and equity and interpretations by various administrative authorities who are vested with broad discretionary powers. Additionally, changes in personnel in agencies can affect the operational meaning of the various applicable statutes and regulations.

We have no knowledge of the underlying business operations of the Guarantor. Without limiting the foregoing, other than the agreements, instruments and certificates specified in this Opinion, we have not made any review of any public records, or any other independent review or investigation of agreements, instruments, orders, judgments or decrees by which Guarantor is bound, nor have we made any independent investigation as to the existence of actions, suits, investigations or proceedings, if any, pending or threatened against Guarantor or any other person.

With your permission, with respect to our Opinion expressed in Paragraph 1 below, we have relied exclusively upon the Certificate of Existence described more fully in Item (vi) above and, to update such Certificate of Existence, the Manager’s Certificate described more fully in Item (vii) above.

Based upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that:

1.	The Guarantor is a North Carolina limited liability company in existence under the laws of the State.

2.	The Guarantor has the limited liability company power and authority to enter into and perform its obligations under the Indenture.

3.	The execution, delivery and performance of the Indenture has been duly authorized by all necessary limited liability company action on the part of the Guarantor.

4.	The Indenture has been duly executed and delivered by Guarantor.

5.	The execution and delivery of the Indenture by the Guarantor does not and the performance of the Indenture by the Guarantor will not (i) violate the Articles of Organization or Operating Agreement of the Guarantor, or (ii) violate any applicable provisions of Applicable Laws that are material to Guarantor and its business.

We express no opinion as to matters governed by the laws of any jurisdiction other than the laws of the State of North Carolina.

This opinion letter speaks only as of the date hereof, and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and, except as set forth below, may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

Notwithstanding the foregoing, the law firm of Thompson & Knight LLP may rely upon this opinion letter in connection with the opinion letter to be filed by such firm with respect to the Registration Statement.

We hereby consent to the filing of this opinion letter with the Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

Very Truly Yours,

McGUIRE, WOOD & BISSETTE, P.A.

By:	/s/ Peter U. Kanipe
Peter U. Kanipe